Exhibit 99.1

Summary of Charles M. Dauber Employment Agreement

The Company’s employment agreement with Mr. Dauber provides for a base salary of $250,000 in 2012 and $275,000 in 2013. An annual performance-based cash bonus target of $150,000 has been established for each year based on achievement of operating and personal goals and objectives established at the beginning of each year. Payment of the bonus requires achievement of at least 70% of the objectives and the bonus amount is pro-rated for achievement of less than 100% of objectives and may go above the targeted level for above-target performance. A $25,000 retention bonus will be paid to Mr. Dauber for service in 2012.

Mr. Dauber will also receive an equity incentive awards of 80,000 restricted stock units in 2012 and in 2013. For 2012, vesting of 16,000 restricted stock units is subject to continued employment and vesting of 64,000 restricted stock units is subject to continued employment and achievement of annual individual and Company performance goals all of which vest over four annual installments. For 2013, vesting of all of the restricted stock units are subject to achievement of performance goals and vest over one year.

Individual performance goals may require a subjective evaluation and judgment with respect to achievement of these goals which is made by the Compensation Committee of the Board of Directors.

Mr. Dauber will also be eligible to participate in the Company’s benefit programs available to its senior executives.

The agreement provides for severance benefits in the event Mr. Dauber is discharged after a change of control or other than for cause or disability.